EXHIBIT 4.1

PROMISSORY NOTE

Amount: $25,000.00 USD	DUE: April 9th 2023
Issue Date: October 9th, 2022

Caro Holdings Inc, a Nevada corporation (herein called the “Maker”), for value received, hereby promises to pay to rOOmZZ Communications, a United Kingdom corporation with an address at 4 Belle Vue Road, Paignton, TQ4 6ER UK (“Payee”), on the Maturity Date (hereinafter defined), or earlier as hereinafter provided the principal sum of TWENTY-FIVE Thousand Dollars ($25,000.00) (the “Principal”), and to pay interest on such Principal, as set forth below.

IT IS THEREFORE AGREED:

1)	Definitions.

a)	The term “Maturity Date” shall mean April 9th 2023.

b)	The term “Event of Default” shall mean any event specified in Section 8(a) of this Note.

c)	The term “Note” shall mean this Promissory Note.

d)	The term “Termination Date” shall have the meaning ascribed to it in Section 8(b) hereof.

2)	Payment Terms. The Maker shall irrevocably and unconditionally pay to Payee, without set- off or deduction the Principal and all accrued and unpaid interest on the earlier of the Maturity Date or the Termination Date. Interest on the Principal amount of this Note shall accrue at the rate of 8% per annum and following an Event of Default shall accrue at the rate equal to the lesser of one and one-half percent (2-1/2%) per month, or the maximum rate allowed by law, compounded monthly, until paid. In no event shall Payee be entitled to receive interest in excess of the legally permissible rate of interest. In the event that Payee receives payments under this Note that are deemed excessive interest under applicable law, such excess will be applied first to the costs referred to in Section 12 hereof and then to the Principal of this Note. If, in such instance, such costs and the Principal are paid in full, any remaining excess shall be refunded to by the Maker.

3)	Acceleration. Notwithstanding any provision of this Note to the contrary, upon the occurrence of an Event of Default (hereinafter defined) under this Note, the Principal and all then accrued interest thereon shall become immediately due and payable, without demand, notice or other action by Payee. All payments received by Payee after an Event of Default under this Note will be applied first to the costs referred to in Sections 12 and 13 hereof, then to all accrued interest hereunder and next to the Principal of this Note.

4)	Place and Manner of Payment. All payments of Principal and interest under this Note (and all other amounts payable hereunder) shall be made to Payee on the Maturity Date, or earlier as and to the extent provided in this Note, at the address of Payee hereinbefore set forth or, at Payee’s request, to Payee at such other place as Payee may, from time to time, designate in writing (or by wire transfer pursuant to written instructions provided to Maker by Payee). If any payment hereunder becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day. All payments of Principal and interest under this Note shall be deemed made only upon receipt by Payee.

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5)	Prepayment. The Maker shall have the right to prepay the unpaid Principal of this Note, and/or any accrued interest thereon, in whole or in part, at any time prior to the Maturity Date without a penalty or premium. Additionally, any payments that result from the receipt of proceeds from the collateral as set forth in Section 6 shall be a “prepayment” and subject to this section.

6)	Exchange for Regulation A Subscription. Upon the Company having a qualified Regulation A Offering Circular (the “Qualified Reg A Offering”), the Payee may exchange this Note in the amount of the then outstanding principal and accrued but unpaid interest, for a subscription for securities being sold pursuant to the Qualified Reg A Offering at the price set forth therein.

7)	Fees. Each party shall be responsible for its own costs and professional fees, except in the event of a default where the costs of collection will be borne by the maker.

8)	Default.

a)

 If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), each such event shall, for purposes of this Note, be deemed an “Event of Default”:

i)

default by the Maker in payment of the Principal of this Note or any accrued interest hereunder, as and when the same shall become due and payable, whether at Maturity or on a date fixed for payment, prepayment, or by acceleration or otherwise; or

ii)	default by the Maker in the performance or observance by it of any other covenant, agreement, term or condition contained in this Note; or

iii)	the Maker’s making of an assignment for the benefit of its creditors or admitting in writing its inability to pay its debts generally as they become due; or

iv)	the entry of a final order, judgment or decree adjudicating the Maker bankrupt or insolvent; or

v)

the Maker’s petitioning or applying to any court of competent jurisdiction or other tribunal for the appointment of a trustee or receiver, or of any substantial part of its assets or properties, or the commencement by the Maker of any proceedings under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or similar law of any jurisdiction whether now or hereafter in effect; or the filing of any such petition or application, or the commencement of any such proceedings, against the Maker, if the Maker by any act indicates its approval thereof, consents or acquiesces therein, or the entry of any order, judgment or decree appointing any such trustee or receiver, or approves the petition in any such proceedings, if such order, judgment or decree remains unstayed or unbonded and in effect for more than thirty (30) days.

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b)

Upon the occurrence of an Event of Default, the holder of this Note may, by notice in writing to the Maker, declare the Principal of this Note then outstanding, and all interest accrued thereon, to be immediately due and payable without presentment, demand or other notice of any kind, all of which are hereby waived, and upon any such notice the same shall become and shall be immediately due and payable, notwithstanding anything contained in this Note to the contrary (the “Termination Date”).

c)

In the event of a default, the Payee does not have an obligation to notify the Maker, and notification will be assumed automatically by the Maker. For further clarification, if the note goes into default on October 9th 2023, the Payee does not have to inform the Maker, and the Maker accepts that the responsibility and onus is on the Maker to not only notify the Payee that he is in default and to take the affirmative actions to cure such a default.

9)	Loan Reinstatement. If, at any time after payment in full of this Note, any payments previously made under this Note must be disgorged by the Payee for any reason whatsoever, this Note shall be reinstated as to all disgorged payments as if such payments had not been made, until payment in full of all obligations of the Maker under this Note are made.

10)	Waiver of Presentment, Demand and Notice. The Maker hereby waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the terms of this Note (except as specifically provided elsewhere in this Note) and the Maker hereby agrees that its liability under this Note shall be without regard to the liability of any other party, including any guarantor of this Note, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee. The Maker hereby agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note without notice to the Maker and without affecting the Maker’s liability hereunder.

11)	Right to Cure. Regardless of anything stated otherwise, Payee shall have ten (10) business days to cure any breach of this Note by remitting payment of all amounts due and owing hereunder to the Maker from the date of written notice of default.

12)	Costs of Collection. In the event that Payee shall take any action to enforce its rights under this Note after an Event of Default, including the commencement of any legal action or proceeding to enforce the terms of this Note (or takes any action to enforce its security interest in the Pledged Shares following an Event of Default under this Note), the Payee shall be entitled to recover from the Maker, upon demand, all costs and expenses incurred by it in connection therewith (including, without limitation, all of Payee’s attorneys’ fees and disbursements), together with interest on any judgment obtained against Maker, at the then prevailing legal rate of interest.

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13)	Remedies Cumulative. The rights and remedies of Payee provided in this Note shall be cumulative and concurrent and exclusive of all rights and remedies provided by law or in equity and Payee may, at its election, pursue its rights and remedies against the Maker hereunder or thereunder, singly, successively, or together, at the sole discretion of Payee, and all of such rights and remedies may be exercised separately as often as occasion therefor shall occur. The failure of Payee to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

14)	Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be unaffected thereby.

15)	No Waiver by Payee. Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in any such writing. A waiver of one event shall not be construed as continuing or constitute a bar to or waiver of any right or remedy with respect to a subsequent event.

16)	Modification; Governing Law. The provisions of this Note may not be modified or amended except by an instrument in writing signed by the party to be bound thereby. This Note and the respective rights and obligations of the Maker and Payee hereunder shall be governed by and construed in accordance with the laws of the state of Florida without regard for the conflicts of law principles thereof. Any dispute arising will be settled in the city of Montreal, Quebec.

17)	Notice. Any notice or demand which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by (i) being delivered in person to the party to whom the notice or demand is directed or (ii) by being sent as first class mail, postage prepaid, or (iii) being sent via nationally recognized overnight carrier, in any event to the following address:

If to Maker at:

7 Castle Street

S3 8LT, Sheffield, United Kingdom;

or if any other address shall at any time be designated by Maker in writing to the holders of record of the Note at the time of such designation to such other address;

and if to Payee,

4 Belle Vue Road

Paignton, TQ4 6ER United Kingdom,

or if any other address shall at any time be designated in writing to Maker, to such other address. Notwithstanding the foregoing, no notice shall be effective as to Payee until actually received by Payee. Any written notice that is not sent in conformity with the provisions here-of shall nevertheless be effective on the date that such notice is actually received by the noticed party.

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18)

Binding Effect. This Note shall be binding upon the Maker and its successors and permitted assigns and shall inure to the benefit of Payee and its successors and assigns. The Maker shall not have the right to assign this Note, or any of its obligations hereunder, without the written consent of Payee, which consent shall be within Payee’s sole and absolute discretion. This Note shall extend to and enure to the benefit of the Maker, its successors and assigns, and every reference herein to the Payee as a reference to and shall be construed as including the Payee, its successors and assigns, to and upon whom this promissory note shall extend and be binding. The Payee in its sole and absolute discretion may assign this note to any third party without the consent of the Maker.

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be signed in its name by its duly authorized officer and to be dated the day and year above written.

MAKER
CARO HOLDINGS INC

By:	/s/ Meriesha Rennalls
Name:	Meriesha Rennalls
Title:	CEO

Acknowledged by: rOOmZZ Communications LTD

By:	/s/ Pavle Andjelkovic
Name:	Pavle Andjelkovic
Title:	Director

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Transaction statement
Generated on the Oct 24, 2022

Gratia-Irma-Elena	Currency	USD
Ionescu	Type	Local
ROOMZZ	Account number	253372308686
COMMUNICATIONS	Routing number	026014928
LTD	Type	International
4 Belle Vue Road	IBAN	GB57REVO00996967956264
Paignton	BIC	REVOGB21
TQ4 6ER	Intermediary BIC	CHASGB2L
United Kingdom

Transaction of Oct 9, 2022

Date		Description	Money out	Money in
9 Oct 2022	MOS	To CARO HOLDINGS INTERNATIONAL LIMITED	$25 000.00

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